UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2006.
AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51728 (Commission File Number)	43-1481791 (IRS Employer Identification No.)

100 Clark Street St. Charles, Missouri (Address of principal executive offices)	63301 (Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Bonus Targets. The Compensation Committee of the Board of Directors of the Registrant, at a meeting on March 31, 2006, approved bonus target amounts for the 2006 fiscal year for each of James J. Unger, the Registrant’s President and Chief Executive Officer, William P. Benac, the Registrant’s Senior Vice President, Chief Financial Officer and Treasurer, and James A. Cowan, the Registrant’s Chief Operating Officer.
Mr. Unger’s 2006 target bonus amount will be 60% of his 2006 base salary, Mr. Benac’s 2006 target bonus amount will be 60% of his 2006 base salary, and Mr. Cowan’s 2006 target bonus amount will be 50% of his 2006 base salary. The 2006 bonus amounts, if any, for each of these executives will be based on a combination of an EBITDA-based financial target for the Registrant for fiscal year 2006 and a variety of other quantitative and qualitative criteria, including financial, strategic, corporate, divisional and individual goals.
The Board of Directors (or the Compensation Committee thereof) retains sole discretion over all matters relating to the potential 2006 bonus payments discussed above, including, without limitation, the decision to pay any bonuses, the amount of each bonus, if any, the ability to increase or decrease any bonus payment and make changes to any performance measures or targets, and discretion over the payment of partial awards in the event of employment termination.
Option Grant. Also at its March 31, 2006 meeting, the Compensation Committee approved the award of options to purchase 75,000 shares of the Registrant’s common stock to Mr. Benac, which were granted on April 3, 2006. The exercise price of the options is $35.69 per share, the closing price of the Registrant’s common stock on Nasdaq on the date of grant. One-third of the options vest on April 3, 2008, one-third of the options vest on April 3, 2009, and the remaining one-third of the options vest on April 3, 2010. The options are subject to the terms and conditions of the Registrant’s 2005 Equity Incentive Plan and a stock option agreement, which contain non-solicitation, non-competition and confidentiality provisions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 6, 2006		American Railcar Industries, Inc.
	By:	/s/ William P. Benac
	Name:	William P. Benac
	Title:	Senior Vice President, Chief Financial Officer and Treasurer